Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Maxwell Technologies, Inc., of our reports, dated March 15, 2006, relating to our audits of the consolidated financial statements and the financial statement schedule, and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

San Diego, California
November 22, 2006